Exhibit 10.1

AMENDMENT TO

TEVOGEN BIO HOLDINGS INC. 2024 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (the “Plan”), which increases the number of shares available for issuance under the Plan by one hundred million (100,000,000) shares, was adopted by the Board of Directors (the “Board”) of Tevogen Bio Holdings Inc. (the “Company”) on January 15, 2026, and is effective as of February 19, 2026, the date upon which the Amendment received approval of the stockholders of the Company.

The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1. Number of Shares Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2 and Section 4.3(c), and subject to adjustment pursuant to Article 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) 140,000,000 shares of Stock (the “Initial Share Limit”) plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the 2025 calendar year, in an amount equal to the lesser of (i) a number of shares of Stock equal to 5.0% of the total number of shares of Stock outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of Stock as determined by the Committee (collectively, the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and a number of shares of Stock up to the Initial Share Limit shall be available for issuance pursuant to Incentive Stock Options.”

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To record adoption of the Amendment of the Plan by the Board as of January 15, 2026, and approval of the Amendment by the stockholders on February 19, 2026, the Company has caused its authorized officer to execute this Amendment to the Plan.

TEVOGEN BIO HOLDINGS INC.

By:	/s/ Kirti Desai
Name:	Kirti Desai
Title:	Chief Financial Officer
Date:	February 19, 2026